SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 5, 2008

PARKERVISION, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	0-22904	59-2971472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7915 Baymeadow Way, Jacksonville, Florida	32256
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (904) 737-1367

(Former Name or Former Address, if Changed Since Last Report)

Item 2.02 —	Results of Operations and Financial Condition

On March 6, 2008, the Company issued a press release disclosing the completion of the private placement disclosed in Item 3.02. The press release is included as Exhibit 99.1 hereto.

Item 3.02 —	Unregistered Sales of Equity Securities

On March 5, 2008, the Company sold an aggregate of 1,240,199 shares of Common Stock, $0.01 par value (“Common Stock”), for aggregate proceeds of approximately $9.3 million. The total number of shares that are subject to this offering represent 4.9 percent of the issued and outstanding shares of Common Stock immediately prior to the offering. The Common Stock was sold under Section 4(2) of the Securities Act of 1933, as amended, on a private placement basis, to domestic institutional and accredited investors. The Company incurred approximately $300,000 in placement agent commissions in connection with the transacton.

The Common Stock issued in the private offering will be registered by the Company for re-offer and re-sale by the investors. The Company has committed to file a registration statement within 30 days of closing and to cause the registration statement to become effective on or prior to the earlier of (i) the fifth trading day following the date the Company is notified by the SEC that the registration statement will not be reviewed or is no longer subject to review, and (ii) 120 days after the closing date. If the Common Stock is not registered for resale within those time periods, the Company will pay a liquidated damages amount of one percent of the amount invested for each 30-day period (pro rated) until the filing or effectiveness of the registration statement, up to a maximum of ten percent.

The Company intends to use the proceeds of the private placement for general working capital purposes.

Item 9.01 —	Financial Statement and Exhibits

10.1	Form of Subscription Agreement for Investors dated March 5, 2008.

10.2	List of investors for Subscription Agreement.

99.1	Press release, dated March 6, 2008, announcing private placement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 6, 2008		PARKERVISION, INC.

	By:	/s/ Cynthia Poehlman
Cynthia Poehlman Chief Financial Officer